Exhibit 99
PRESS RELEASE

Contacts:

Martin O'Grady	Amy Brandt
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
Tel: +44 20 3117 1333	Tel: +1 212 764 8210
E: martin.ogrady@belmond.com	E: amy.brandt@belmond.com

FOR IMMEDIATE RELEASE
August 7, 2017

BELMOND LTD. REPORTS SECOND QUARTER 2017 RESULTS

▪	Revenue of $165.9 million, up $11.4 million or 7% over the prior-year quarter; up $13.1 million or 9% on a constant currency basis

▪
Net losses attributable to Belmond Ltd. of $4.9 million compared with net earnings attributable to Belmond Ltd. of $8.4 million for the prior-year quarter; year-over-year decrease largely attributable to acquisition-related costs associated with Cap Juluca, Anguilla, British West Indies, and an impairment charge, partially offset by improved operating results

▪	Adjusted net earnings from continuing operations of $19.7 million, up $15.7 million over the prior-year quarter

▪	Adjusted EBITDA of $46.3 million, up $8.2 million or 22% over the prior-year quarter; up $8.5 million or 22% on a constant currency basis

▪	Same store revenue per available room (“RevPAR”) up 9% over the prior-year quarter; up 8% on a constant currency basis

▪	Expands global footprint with May 2017 acquisition of Cap Juluca

▪	Further strengthens board of directors with election of Demetra Pinsent in June 2017

▪	Increases balance sheet flexibility with July 2017 refinancing of corporate credit facility

▪	Maintains full year 2017 same store, constant currency RevPAR guidance

HAMILTON, BERMUDA - August 7, 2017. Belmond Ltd. (NYSE: BEL) (the “Company”), owners, part-owners or managers of 49 luxury hotel, restaurant, train and river cruise properties, including one scheduled for a 2018 opening in London, which operate in 24 countries, today announced its results for the second quarter ended June 30, 2017.

Roeland Vos, president and chief executive officer, remarked: "Our operating performance for the second quarter of 2017 was strong. We delivered solid year-over-year growth at our European hotels as they entered their peak summer seasons and drove steady gains at our North American properties. While we continued to face headwinds in certain parts of our portfolio, notably in Brazil and Myanmar, the strength that we experienced elsewhere more than offset these challenges. Overall, we are pleased with our second quarter results and expect that the strong demand we have seen for Europe and North America should continue into the third quarter, although we expect that it will be hampered by the performance of our Brazilian hotels due to the challenging comparative period resulting from the 2016 Summer Olympics.

"We remain focused on laying the foundations for our 2020 strategic growth plan. We are continuing to re-invest in our existing properties, including in the types of EBITDA-enhancing projects that contributed to our success for the second quarter, as well as in our team, systems and brand. With regards to footprint expansion, we were pleased to complete the acquisition of Cap Juluca in Anguilla. This resort has long been recognized as having one of the best beaches in the Caribbean and has an established legacy and meaningful cachet among luxury travelers. Cap Juluca perfectly fits the Belmond brand and presents a compelling repositioning opportunity. With the addition of the Belmond flag, investment in the product, improvements to distribution and revenue management, and a focus on providing the ultimate service offering, we expect that we will be able to significantly enhance the resort’s performance and value. The acquisition of Cap Juluca serves as an important milestone in our strategic growth plan, and I am encouraged by our new team's recent progress on both announced deals as well as those currently under consideration.

"Looking ahead, we are maintaining our guidance for full year 2017 same store, constant currency RevPAR growth of between 1% and 5%."

Second Quarter 2017 Operating Results

Revenue for the second quarter of 2017 was $165.9 million, an $11.4 million or 7% increase over revenue for the second quarter of 2016. In constant currency, revenue for the second quarter of 2017 increased $13.1 million or 9% over the second quarter of 2016.

Same store RevPAR for owned hotels for the second quarter of 2017 increased 9% over the prior-year quarter. On a constant currency basis, same store RevPAR for owned hotels increased 8% over the prior-year quarter as a result of a 6% increase in average daily rate ("ADR") and 1 percentage point increase in occupancy.

Net losses attributable to Belmond Ltd. for the second quarter of 2017 were $4.9 million ($0.05 per common share), which compared to net earnings attributable to Belmond Ltd. of $8.4 million ($0.08 per common share) for the second quarter of 2016. The year-over-year decrease was largely attributable to $13.2 million of acquisition-related costs associated with Cap Juluca and an $8.2 million impairment charge, partially offset by improved operating results. Acquisition-related costs for Cap Juluca represented professional fees incurred in preliminary design and planning, structuring, assessment of financing opportunities, legal, tax, accounting and engineering due diligence and the negotiation of the purchase and sale agreements, and other ancillary documents, with the principal owner and leaseholder, together with three owners of villas and separate subleases, as well as a memorandum of understanding and ground lease with the Government of Anguilla.

Adjusted net earnings from continuing operations for the second quarter of 2017 were $19.7 million ($0.19 per common share), a $15.7 million increase over adjusted net earnings from continuing operations of $4.0 million ($0.04 per common share) for the second quarter of 2016.

Adjusted EBITDA for the second quarter of 2017 was $46.3 million, an $8.2 million or 22% increase over adjusted EBITDA of $38.1 million for the second quarter of 2016. In constant currency, adjusted EBITDA for the second quarter of 2017 increased $8.5 million or 22% over the second quarter of 2016.

Recent Company Highlights

•
Expands global footprint with strategic acquisition of legendary Cap Juluca in Anguilla, British West Indies — On May 26, 2017, the Company completed its previously announced acquisition of the 96-key Cap Juluca resort on the Caribbean island of Anguilla for a total transaction value of $84.5 million, including all related taxes and costs. On the same date, the Company assumed management of the resort, which was previously independently managed, and began marketing the property under the name Belmond Cap Juluca.

•
Enhances suite offering at Belmond La Residencia, Mallorca, Spain — On May 26, 2017, the Company introduced six new suites at Belmond La Residencia, increasing the hotel's key count by 9%. The new suites, four of which have private plunge pools, are nestled within the UNESCO World Heritage-listed Tramuntana Mountains, with stunning views of the Mediterranean Sea.

•
Further strengthens board of directors — At the annual general meeting of shareholders on June 1, 2017, John Campbell retired from the Company's board of directors. At the same time, Lady Demetra Pinsent, a prominent thought leader in the luxury consumer and branding space, was elected to the board as a new independent director. Lady Pinsent has served as chief executive officer of Charlotte Tilbury Beauty Ltd., a privately owned beauty and cosmetics company, since 2012 and was previously a partner with McKinsey & Co.

•
Increases balance sheet flexibility with refinancing of corporate credit facility — On July 3, 2017, the Company completed an amendment and restatement of its corporate credit facility, which, among other things, provided for an increase in the Company's term loan borrowings, a three-year extension of the maturity dates, and decreased interest rates. The Company's term loan borrowings increased from $500.0 million outstanding at June 30, 2017 to $603.4 million, which includes a $400.0 million U.S.-dollar-denominated tranche and a €179.0 million euro-denominated tranche ($203.4 million as of the closing date). The amended and restated agreement also includes a $100.0 million multi-currency revolving credit facility, under which there were no borrowings as of the closing date. As a result of the refinancing, the maturity dates for the term loans and revolving credit facility were extended to July 3, 2024 and July 3, 2022, respectively, and certain terms of the existing facility, including interest rates, were favorably revised. Proceeds from the refinancing were used to repay the then-outstanding term loan and revolving credit facility balances, including $45.0 million of borrowings made under the revolving credit facility in connection with the acquisition of Cap Juluca, as well as for fees and expenses related to the refinancing. The Company intends to use the majority of the balance of the proceeds for future capital needs related to the Company's 2020 strategic growth plan.

•
Receives top travel industry awards — Several of the Company's properties were recently recognized by the readers of Travel + Leisure in the magazine's 2017 world's best awards. In addition to being named one of the top 15 hotel brands, the Company also received top honors in Central and South America, with Belmond Palacio Nazarenas, Cusco, Peru, awarded the best city hotel in the region, and in Venice, with Belmond Hotel Cipriani named the city's number one hotel. In total, six Belmond properties were recognized in the magazine's annual poll.

Second Quarter 2017 Business Unit Results

Owned hotels:

Europe:
For the second quarter of 2017, revenue from owned hotels was $72.1 million, an increase of $5.0 million or 7% over $67.1 million for the second quarter of 2016. In constant currency, revenue for the region for the second quarter of 2017 increased $5.7 million or 9% over the prior-year quarter primarily due to a $3.6 million or 9% revenue increase for the Company's Italian hotels and a $1.7 million or 18% increase at Belmond Grand Hotel Europe, St. Petersburg, Russia. Revenue growth for the Company's Italian hotels was largely driven by the performances of Belmond Hotel Cipriani, Venice, which benefited from the Biennale Arts Festival, which takes place every other year in Venice, and Belmond Villa San Michele, Florence, which grew occupancy by 13 percentage points year-over-year due in large part to driving increased group business. Belmond Grand Hotel Europe's year-over-year growth was primarily due to increased revenue during the annual St. Petersburg International Economic Forum coupled with the benefit of the 2017 FIFA Confederations Cup, which took place from mid-June 2017 through early-July 2017.

In constant currency, same store RevPAR for owned hotels in the region increased 11% over the prior-year quarter as a result of an 8% increase in ADR and 2 percentage point increase in occupancy.

Adjusted EBITDA for the region for the quarter of $30.9 million represented an increase of $4.6 million or 17% over $26.3 million for the second quarter of 2016. In constant currency, adjusted EBITDA for the region for the second quarter of 2017 increased $4.7 million or 18% over the prior-year quarter mainly due to a $1.9 million or 39% increase in adjusted EBITDA at Belmond Hotel Cipriani and a $1.6 million or 35% increase in adjusted EBITDA at Belmond Grand Hotel Europe.

North America:
Revenue from owned hotels for the second quarter of 2017 was $42.4 million, up $4.4 million or 12% over $38.0 million for the second quarter of 2016. In constant currency, revenue for the region for the second quarter of 2017 increased

$4.4 million or 11% over the prior-year quarter primarily due to revenue growth of $2.2 million or 10% at Belmond Charleston Place, South Carolina, and $0.5 million or 23% at Belmond Maroma Resort & Spa, Riviera Maya, Mexico. Both properties benefited from increased group business, which resulted in solid year-over-year RevPAR and food and beverage revenue growth.

In constant currency, same store RevPAR for owned hotels in the region increased 7% over the prior-year quarter due to a 5% increase in ADR and 1 percentage point increase in occupancy.

Adjusted EBITDA for the region for the quarter was $9.7 million, an increase of $1.2 million or 14% over $8.5 million for the second quarter of 2016. In constant currency, adjusted EBITDA for the region for the second quarter of 2017 increased $1.1 million or 13% over the prior-year quarter as a result of a $0.9 million or 10% adjusted EBITDA increase at Belmond Charleston Place and a $0.4 million adjusted EBITDA increase at Belmond Maroma Resort & Spa.

Rest of world:
Revenue from owned hotels for the second quarter of 2017 was $25.9 million, an increase of $1.6 million or 7% over $24.3 million for the second quarter of 2016. In constant currency, revenue for the second quarter of 2017 increased $0.2 million or 1% over the prior-year quarter principally as a result of revenue growth of $1.4 million or 55% at Belmond Mount Nelson Hotel, Cape Town, South Africa; $1.1 million or 53% at Belmond Safaris, Botswana; and $0.4 million or 17% at Belmond Miraflores Park, Lima, Peru. All three properties benefited from the Company's project capital expenditure investments over the past few years. Additionally, revenue at Belmond La Résidence d'Angkor, Siem Reap, Cambodia, increased $0.2 million or 66% over the prior-year quarter following a full renovation of the property in 2016. Partially offsetting this growth was a combined $3.0 million or 20% year-over-year revenue decrease for the Company's two Brazilian hotels largely as a result of the country's political and economic issues.

In constant currency, same store RevPAR for owned hotels increased 3% over the prior-year quarter as a result of a 1 percentage point increase in occupancy and 1% increase in ADR.

Adjusted EBITDA for the region for the quarter of $2.4 million increased $0.3 million or 14% over adjusted EBITDA of $2.1 million for the prior-year quarter. In constant currency, adjusted EBITDA for the region increased $0.5 million or 24% over the prior-year quarter largely as a result of adjusted EBITDA increases of $1.0 million at Belmond Mount Nelson Hotel, $0.6 million at Belmond Safaris, and $0.2 million or 34% at Belmond Miraflores Park. These increases were partially offset by a combined $1.4 million adjusted EBITDA decrease for the Company's two Brazilian hotels.

Owned trains & cruises:
Revenue for the second quarter of 2017 was $21.8 million, up $0.3 million or 1% over $21.5 million for the second quarter of 2016. In constant currency, revenue increased $2.7 million or 14% primarily as a result of the Belmond Grand Hibernian train in Ireland, which commenced its first full year of operations in April 2017 and recorded $2.0 million of revenue for the second quarter. Additionally, the Belmond Royal Scotsman train in Scotland grew revenue by $0.8 million or 39% year-over-year primarily as a result of generating higher-revenue charter business and operating one additional trip in the current-year quarter.

Adjusted EBITDA for the quarter was $4.2 million, a $0.6 million or 17% increase over adjusted EBITDA of $3.6 million for the second quarter of 2016. In constant currency, adjusted EBITDA increased $1.1 million or 35% over the prior-year quarter largely due to adjusted EBITDA growth for Belmond Royal Scotsman and Belmond Grand Hibernian of $0.6 million and $0.3 million, respectively.

Management fees:
Adjusted EBITDA from management fees for the second quarter of 2017 was $4.4 million, an increase of $0.8 million or 22% over $3.6 million for the second quarter of 2016 primarily as a result of a $0.5 million or 19% increase in fees from the Company's PeruRail joint venture and a $0.4 million or 34% increase in fees from the Company's Peru hotels joint venture. The growth in management fee income from PeruRail resulted from increased revenue from both its passenger and freight operations, and the growth in management fee income from the Peru hotels joint venture was primarily the result of increased occupancy at the joint venture's two hotels in Cusco.

Share of pre-tax earnings from unconsolidated companies:
Adjusted share of pre-tax earnings from unconsolidated companies for the second quarter of 2017 was $5.3 million, an increase of $1.7 million of 47% over $3.6 million for the second quarter of 2016 largely for the same reasons described above for the management fees increase.

Central overheads:
For the second quarter of 2017, adjusted central overheads of $7.2 million were $1.1 million or 18% higher than adjusted central overheads of $6.1 million for the prior-year quarter mainly due to increased development and other corporate headcount to support the 2020 strategic growth plan.

Depreciation and amortization:
For the second quarter of 2017, depreciation and amortization of $15.1 million was $1.8 million or 14% higher than depreciation and amortization of $13.3 million for the prior-year quarter primarily as a result of the recent completion of several capital projects and accelerated depreciation expense to write-off assets that are expected to be replaced.

Impairment of property, plant and equipment:
In the second quarter of 2017, the Company recorded an $8.2 million impairment charge relating to property, plant and equipment, consisting of $7.1 million for the Belmond Road to Mandalay river cruise boat in Myanmar as a result of increased competition and anticipated lower occupancy levels and $1.1 million for the Belmond Northern Belle train in England due to forecasted lower demand.

Provision for income taxes:
For the second quarter of 2017, provision for income taxes was $2.1 million, which compared to provision for income taxes of $14.3 million for the prior-year quarter. The year-over-year decrease in income tax expense was largely attributable to a reduction in pre-tax earnings, mainly as a result of acquisition-related costs associated with Cap Juluca in the current-year quarter.

Investments

The Company continued its strategy of disciplined re-investment in core assets and projects with attractive forecasted returns. During the second quarter of 2017, the Company invested a total of $15.4 million in its portfolio, including $1.7 million on the Venice Simplon-Orient-Express train primarily for required statutory works; $1.1 million at Belmond La Residencia largely for the addition of six new suites; $1.0 million at Belmond Hotel Cipriani in part for works related to the renovation of two existing junior suites and the addition of a new junior suite; $1.0 million at Belmond Grand Hotel Europe largely for improvements to the hotel's heating and air conditioning system and renovation of its deluxe rooms; and $1.0 million for corporate projects, which included the Company's new enterprise resource planning system and website.

Balance Sheet

Following the May 2017 acquisition of Cap Juluca, at June 30, 2017, the Company had total debt of $647.9 million, including $45.0 million of borrowings on the Company's revolving credit facility to finance the acquisition, and cash balances of $125.3 million, resulting in total net debt of $522.6 million and a ratio of net debt to trailing-twelve-months adjusted EBITDA of 4.1 times, which compared to net debt of $435.1 million and a ratio of net debt to trailing-twelve-months adjusted EBITDA of 3.4 times at December 31, 2016.

Following the Company's corporate credit facility refinancing, which closed after the end of the second quarter of 2017, total debt increased by $60.3 million and, after refinancing-related fees and expenses, cash increased by $51.1 million. After giving effect to this refinancing, pro forma as at June 30, 2017, the Company had total debt of $708.2 million and cash balances of $176.4 million, resulting in total net debt of $531.8 million and a ratio of net debt to trailing-twelve-months adjusted EBITDA of 4.2 times. In addition, the Company had $100.0 million available under its revolving credit facility.

Outlook

The Company is providing the following RevPAR and other guidance for the third quarter and full year 2017:

	Third Quarter 2017	Full Year 2017

Same store worldwide owned hotel RevPAR growth guidance (1)

On a constant currency basis	(3)% - 1%	1% - 5%
In U.S. dollars	(3)% - 1%	2% - 6%

Statement of operations guidance ($ millions)

Adjusted central overheads	$7.2 - $8.2	$28.4 - $30.4
Adjusted share-based compensation	$1.6 - $2.6	$6.5 - $8.5
Adjusted central marketing costs	$0.6 - $1.6	$4.4 - $6.4
Depreciation and amortization (2)	$16.1 - $17.1	$60.4 - $62.4
Interest expense (3)	$7.0 - $8.0	$29.3 - $31.3
Tax expense (4)	$21.4 - $22.4	$21.2 - $23.2

Cash flow guidance ($ millions)

Cash interest expense (3)	$6.8 - $7.8	$28.5 - $30.5
Cash tax expense (5)	$4.9 - $5.9	$19.5 - $21.5
Scheduled loan repayments (3)	$1.1 - $2.1	$4.4 - $6.4

(1) Projected same store RevPAR growth for the third quarter ending September 30, 2017 and full year ending December 31, 2017 excludes the operations of Belmond Cap Juluca, Anguilla, British West Indies, which was acquired in May 2017, and Belmond La Résidence d'Angkor, Siem Reap, Cambodia, which closed for refurbishment in May 2016 and reopened in mid-November 2016.

(2) Projected depreciation and amortization expense for the third quarter ending September 30, 2017 and full year ending December 31, 2017 includes forecasted accelerated depreciation related to an expected renovation at one of the Company's properties, which accelerated depreciation had not been assumed in the Company's prior depreciation and amortization guidance.

(3) Interest expense, cash interest expense and scheduled loan repayments guidance includes the impact of the Company's corporate credit facility refinancing, which closed on July 3, 2017.
(4) Tax expense guidance includes the Company's share of provision for income taxes of unconsolidated companies.
(5) Cash tax expense guidance does not include the Company's share of provision for income taxes of unconsolidated companies.

BELMOND LTD.
EARNINGS RELEASE SCHEDULES

BELMOND LTD.
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS
(Unaudited)

$ millions – except per share amounts	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Revenue	165.9	154.5	260.7	251.9

Expenses:
Cost of services	66.8	69.4	112.8	114.5
Selling, general and administrative (1)	73.7	50.3	124.8	96.9
Depreciation and amortization	15.1	13.3	28.8	26.4
Impairment of property, plant and equipment	8.2	—	8.2	—

Total operating costs and expenses	163.8	133.0	274.6	237.8

Gain on disposal of property, plant and equipment	0.2	0.2	0.3	0.3

Earnings / (losses) from operations	2.3	21.7	(13.6)	14.4

Gain on extinguishment of debt	—	1.2	—	1.2
Interest income	0.2	0.2	0.3	0.3
Interest expense	(7.9)	(7.7)	(15.5)	(15.2)
Foreign currency, net	(1.0)	4.8	(1.2)	7.7

(Losses) / earnings before income taxes and earnings from unconsolidated companies, net of tax	(6.4)	20.2	(30.0)	8.4

(Provision) / benefit for income taxes	(2.1)	(14.3)	3.1	(4.8)

(Losses) / earnings before earnings from unconsolidated companies, net of tax	(8.5)	5.9	(26.9)	3.6

Earnings from unconsolidated companies, net of tax provision of $1.8, $1.4, $2.0 and $2.2	3.5	2.2	3.9	3.1

(Losses) / earnings from continuing operations	(5.0)	8.1	(23.0)	6.7

Net earnings from discontinued operations, net of tax provision of $Nil, $Nil, $Nil and $Nil	0.1	0.2	0.1	0.1

Net (losses) / earnings	(4.9)	8.3	(22.9)	6.8

Net losses / (earnings) attributable to non-controlling interests	—	0.1	(0.1)	—

Net (losses) / earnings attributable to Belmond Ltd.	(4.9)	8.4	(23.0)	6.8

EPS attributable to Belmond Ltd.	(0.05)	0.08	(0.23)	0.07
Weighted average number of shares – millions	102.15	101.53	102.01	101.42

(1) Selling, general and administrative expenses include operating costs of businesses plus central overheads, share-based compensation and central marketing costs. Selling, general and administrative expenses also included acquisition-related costs associated with the May 26, 2017 acquisition of Cap Juluca of $13.2 million and $13.8 million for the three and six months ended June 30, 2017, respectively. Selling, general and administrative expenses also included certain trains and cruises expenses of $4.3 million that were reclassified from cost of services in the second quarter of 2017.

BELMOND LTD.
SEGMENT INFORMATION
(Unaudited)

$ millions	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Revenue

Owned hotels
- Europe	72.1	67.1	84.1	80.5
- North America	42.4	38.0	82.3	77.7
- Rest of world	25.9	24.3	61.8	59.5
Total owned hotels	140.4	129.4	228.2	217.7
Owned trains & cruises	21.8	21.5	26.9	27.9
Management fees	3.7	3.6	5.6	6.3

Revenue	165.9	154.5	260.7	251.9

Adjusted EBITDA

Owned hotels
- Europe	30.9	26.3	22.8	20.7
- North America	9.7	8.5	19.6	18.6
- Rest of world	2.4	2.1	12.4	13.6
Total owned hotels	43.0	36.9	54.8	52.9
Owned trains & cruises	4.2	3.6	(0.1)	0.8
Management fees	4.4	3.6	6.8	6.3
Share of pre-tax earnings from unconsolidated companies	5.3	3.6	5.9	5.3
	56.9	47.7	67.4	65.3

Central overheads	(7.2)	(6.1)	(14.8)	(13.0)
Share-based compensation	(2.0)	(2.0)	(3.6)	(3.8)
Central marketing costs	(1.4)	(1.5)	(3.1)	(2.5)

Adjusted EBITDA	46.3	38.1	45.9	46.0

BELMOND LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Room Nights Available
Europe	84,278	83,159	127,318	126,944
North America	67,228	64,883	131,398	129,766
Rest of world	93,546	93,607	186,426	187,064
Worldwide	245,052	241,649	445,142	443,774

Rooms Nights Sold
Europe	57,811	55,791	76,288	74,863
North America	47,721	45,519	91,704	90,272
Rest of world	44,523	42,863	101,177	105,887
Worldwide	150,055	144,173	269,169	271,022

Occupancy
Europe	69%	67%	60%	59%
North America	71%	70%	70%	70%
Rest of world	48%	46%	54%	57%
Worldwide	61%	60%	60%	61%

ADR (in U.S. dollars)
Europe	784	727	671	632
North America	443	422	454	445
Rest of world	341	327	379	350
Worldwide	544	512	488	460

RevPAR (in U.S. dollars)
Europe	537	488	402	373
North America	315	296	317	310
Rest of world	162	150	206	198
Worldwide	333	305	295	281

Same Store RevPAR (in U.S. dollars) (1)
Europe	537	488	402	373
North America	316	296	318	310
Rest of world	168	157	211	203
Worldwide	340	312	299	285

Same Store RevPAR (% change)	U.S. dollar	Constant currency	U.S. dollar	Constant currency
Europe	10%	11%	8%	8%
North America	7%	7%	3%	3%
Rest of world	7%	3%	4%	(7)%
Worldwide	9%	8%	5%	2%

(1) Same store RevPAR data for the three and six months ended June 30, 2017 and June 30, 2016 excludes the operations of Belmond Cap Juluca, which was acquired in May 2017, and Belmond La Résidence d’Angkor, which closed for refurbishment in May 2016 and re-opened in November 2016.

BELMOND LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

$ millions	June 30,	December 31,
	2017	2016

Assets
Cash	113.9	153.4
Restricted cash	10.4	1.8
Accounts receivable	37.4	25.8
Due from unconsolidated companies	13.6	12.2
Prepaid expenses and other	13.7	12.3
Inventories	24.5	23.9

Total current assets	213.5	229.4

Property, plant & equipment, net of accumulated depreciation	1,164.0	1,074.7
Investments in unconsolidated companies	79.2	79.3
Goodwill	123.0	113.3
Other intangible assets	19.9	13.9
Other assets	13.1	13.5

Total assets (1)	1,612.7	1,524.1

Liabilities and Equity
Accounts payable	18.6	16.4
Accrued liabilities	81.9	69.0
Deferred revenue	45.2	31.3
Current portion of long-term debt and capital leases	51.2	5.3

Total current liabilities	196.9	122.0

Long-term debt and obligations under capital leases	596.7	585.8
Liability for pension benefit	0.6	1.4
Deferred income taxes	116.0	122.3
Other liabilities	4.7	5.4
Liability for uncertain tax positions	0.3	0.3

Total liabilities (2)	915.2	837.2

Shareholders’ equity	697.0	686.5
Non-controlling interests	0.5	0.4
Total equity	697.5	686.9

Total liabilities and equity	1,612.7	1,524.1

(1) Balance at June 30, 2017 includes $207.7 million (December 31, 2016 - $210.3 million) of assets of consolidated variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs.

(2) Balance at June 30, 2017 includes $120.7 million (December 31, 2016 - $121.6 million) of liabilities of consolidated VIEs whose creditors have no recourse to Belmond Ltd.

BELMOND LTD.
RECONCILIATIONS - ADJUSTED EBITDA AND
ADJUSTED SHARE OF PRE-TAX EARNINGS FROM UNCONSOLIDATED COMPANIES
(Unaudited)

$ millions	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Adjusted EBITDA reconciliation:

(Losses) / earnings from continuing operations	(5.0)	8.1	(23.0)	6.7
Depreciation and amortization	15.1	13.3	28.8	26.4
Gain on extinguishment of debt	—	(1.2)	—	(1.2)
Interest income	(0.2)	(0.2)	(0.3)	(0.3)
Interest expense	7.9	7.7	15.5	15.2
Foreign currency, net	1.0	(4.8)	1.2	(7.7)
Provision for income taxes	2.1	14.3	(3.1)	4.8
Share of provision for income taxes of unconsolidated companies	1.8	1.4	2.0	2.2
	22.7	38.6	21.1	46.1

Restructuring and other special items (1)	2.4	(0.3)	3.1	0.2
Acquisition-related costs (2)	13.2	—	13.8	—
Gain on disposal of property, plant and equipment	(0.2)	(0.2)	(0.3)	(0.3)
Impairment of property, plant and equipment	8.2	—	8.2	—

Adjusted EBITDA	46.3	38.1	45.9	46.0

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net.
(2) Represents professional fees incurred in preliminary design and planning, structuring, assessment of financing opportunities, legal, tax, accounting and engineering due diligence and the negotiation of the purchase and sale agreements, and other ancillary documents, with the principal owner and leaseholder, together with three owners of villas and separate subleases, as well as a memorandum of understanding and ground lease with the Government of Anguilla.

$ millions	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Adjusted share of pre-tax earnings from unconsolidated companies reconciliation:

Earnings from unconsolidated companies (1)	3.5	2.2	3.9	3.1
Share of provision for income taxes of unconsolidated companies	1.8	1.4	2.0	2.2

Adjusted share of pre-tax earnings from unconsolidated companies	5.3	3.6	5.9	5.3

(1) Represents the Company's share of earnings from unconsolidated companies.

BELMOND LTD.
RECONCILIATIONS - ADJUSTED NET EARNINGS / (LOSSES)
(Unaudited)

$ millions – except per share amounts	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Adjusted net earnings reconciliation:

(Losses) / earnings from continuing operations	(5.0)	8.1	(23.0)	6.7
Restructuring and other special items (1)	2.4	(0.3)	3.1	0.2
Acquisition-related costs (2)	13.2	—	13.8	—
Gain on disposal of property, plant and equipment	(0.2)	(0.2)	(0.3)	(0.3)
Impairment of property, plant and equipment	8.2	—	8.2	—
Gain on extinguishment of debt (3)	—	(1.2)	—	(1.2)
Accelerated depreciation	—	0.4	—	1.3
Foreign currency, net (4)	1.1	(4.8)	1.2	(7.7)
Tax-related adjustments	—	0.6	—	0.6
Income tax effect of adjusting items (5)	—	1.4	—	1.4

Adjusted net earnings from continuing operations	19.7	4.0	3.0	1.0

EPS from continuing operations	(0.05)	0.08	(0.23)	0.07
Adjusted EPS from continuing operations	0.19	0.04	0.03	0.01
Weighted average number of shares (millions)	102.15	101.53	102.01	101.42

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net.
(2) Represents professional fees incurred in preliminary design and planning, structuring, assessment of financing opportunities, legal, tax, accounting and engineering due diligence and the negotiation of the purchase and sale agreements, and other ancillary documents, with the principal owner and leaseholder, together with three owners of villas and separate subleases, as well as a memorandum of understanding and ground lease with the Government of Anguilla.

(3) Represents $4.0 million negotiated discount on repayment less $2.8 million tax indemnification provided to partners in respect of such discount.
(4) Non-cash item arising from the translation of certain assets and liabilities denominated in currencies other than the functional currency of the respective entity.
(5) Represents income tax effect of adjusting items by applying the applicable statutory tax rate to the adjusting items.

BELMOND LTD.
NET DEBT TO ADJUSTED EBITDA
(Unaudited)

$ millions - except ratios	Twelve months ended and as at
	June 30, 2017	December 31, 2016

Cash
Cash and cash equivalents	113.9	153.4
Restricted cash (including $1.0 million and $0.8 million classified within long-term other assets on the balance sheet for 2017 and 2016, respectively)	11.4	2.6

Total cash	125.3	156.0

Total debt
Current portion of long-term debt and capital leases	51.2	5.3
Long-term debt and obligations under capital leases (1)	596.7	585.8

Total debt	647.9	591.1

Net debt	522.6	435.1

Adjusted EBITDA	128.1	128.2

Net debt / adjusted EBITDA	4.1	3.4

(1) Long-term debt is after the deduction of unamortized debt issuance costs and discount on secured term loans.

$ millions	For the twelve months ended June 30, 2017

Trailing twelve months adjusted EBITDA calculation:

Adjusted EBITDA for the twelve months ended December 31, 2016 (1)	128.2
Less: Adjusted EBITDA for the six months ended June 30, 2016	(46.0)
Plus: Adjusted EBITDA for the six months ended June 30, 2017	45.9

Adjusted EBITDA for the trailing twelve months	128.1

(1) As disclosed in the Company's 2016 earnings news release issued on February 27, 2017.

Conference Call
Belmond Ltd. will conduct a conference call on Tuesday, August 8, 2017 at 10:00 a.m. EDT (3:00 p.m. BST). Participants may listen to a simultaneous webcast of the conference call by accessing the presentations and events section of the Company’s investor relations website at: investor.belmond.com/presentations-and-events.

Alternatively, participants may dial into the call by using any of the following telephone numbers: +1 866 966 9439 (U.S. toll free), +44 (0)145 255 5566 (standard international access) or 0800 694 0257 (U.K. free phone). The conference ID number is 50343873. A re-play of the conference call will be available by telephone until 1:00 p.m. EDT on Tuesday, August 15, 2017 and can be accessed by calling +1 866 247 4222 (U.S. toll free), +44 (0)145 255 0000 (standard international access) or 0800 953 1533 (U.K. free phone). The conference ID number is 50343873. A replay will also be available on the Company’s website: investor.belmond.com.

About Belmond Ltd.
Belmond (belmond.com) is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established almost 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 49 hotel, rail and river cruise experiences, including one scheduled for a 2018 opening in London, in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, eight luxury tourist trains, including the Venice Simplon-Orient-Express, and three river cruises. Belmond also operates ‘21’ Club, one of New York’s most storied restaurants. Further information on the Company can be found at investor.belmond.com.

Definitions
All references to constant currency, which is a non-GAAP measure, represent a comparison between periods excluding the impact of foreign exchange movements. The Company calculates these amounts by translating prior-year results at current-year exchange rates. The Company analyzes certain key financial measures on a constant currency basis to better understand the underlying results and trends of the business without distortion from the effects of currency movements.

Revenue per available room (“RevPAR”) is calculated by dividing room revenue by room nights available for the period. Same store RevPAR is a comparison of RevPAR based on the operations of the same units in each period, by excluding the effect of any hotel acquisitions in the period or major refurbishment where a property is closed for a full quarter or longer. The comparison also excludes the effect of dispositions (including discontinued operations) or closures. Management uses RevPAR and same store RevPAR to identify trend information with respect to room revenue and to evaluate the performance of a specific hotel or group of hotels in a given period.

Average daily rate ("ADR") is calculated by dividing room revenue by rooms sold for the period. Management uses ADR to measure the level of pricing achieved by a specific hotel or group of hotels in a given period.

Occupancy is calculated by dividing total rooms sold by total rooms available for the period. Occupancy measures the utilization of a hotel’s available capacity. Management uses occupancy to measure demand at a specific hotel or group of hotels in a given period.

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), reflects earnings / (losses) from continuing operations excluding interest, foreign exchange (a non-cash item), tax (including tax on unconsolidated companies), depreciation and amortization.

Adjusted EBITDA is calculated by adjusting EBITDA for asset acquisitions, leases and sales, disposals of assets and investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company's operations.

Adjusted net earnings / (losses) is calculated by adjusting earnings / (losses) from continuing operations for foreign exchange (a non-cash item), asset acquisitions, leases and sales, disposals of assets and investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company's operations.

Net debt is the sum of the Company’s current portion of long-term debt and capital leases and long-term debt and obligations under capital leases minus the sum of the Company’s cash, cash equivalents and restricted cash. The Company measures long-term debt after deducting unamortized debt issuance costs and discount on secured term loans.

Use of Non-GAAP Financial Measures
To supplement the Company's consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), which are filed with the Securities and Exchange Commission ("SEC") as part of the Company's annual report on Form 10-K and interim reports on Form 10-Q, management analyzes the operating performance of the Company on the basis of adjusted EBITDA. Adjusted EBITDA is the measure used by the Company’s management team to assess the operating performance of the Company’s businesses and, as disclosed in Note 21 to the financial statements and in Management’s Discussion and Analysis of the Company’s periodic report beginning with the Form 10-Q for the period ended March 31, 2017. Adjusted EBITDA is also presented on a consolidated basis because management believes it helps our investors evaluate the Company’s profitability on a basis consistent with that of its operating segments. Adjusted EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. Adjusted EBITDA should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating the Company's operating performance as presented in the Company's consolidated financial statements filed with the SEC.

Adjusted EBITDA, when presented on a consolidated basis, including the items set forth in the Company's reconciliations tables, and adjusted net earnings / (losses) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP. Adjusted EBITDA provides useful information to investors about the Company because it is not affected by non-operating factors such as leverage (affecting interest expense), tax positions (affecting income tax expense), the historical cost of assets (affecting depreciation expense) and the extent to which intangible assets are identifiable (affecting amortization expense). Adjusted EBITDA and adjusted net earnings / (losses) are unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings or any other measure of performance prescribed by U.S. GAAP. Management considers adjusted EBITDA and adjusted net earnings / (losses) to be meaningful indicators of operations and uses them as measures to assess operating performance. Adjusted EBITDA and adjusted net earnings / (losses) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the described manner, the measures provide a consistent basis on which the performance of the Company can be assessed from period to period. However, these measures are not intended to substitute for U.S. GAAP measures of Company performance as reflected in the Company's consolidated financial statements filed with the SEC.

EBITDA, adjusted EBITDA and adjusted net earnings / (losses) have limitations as analytical tools. Some of these limitations are: they do not reflect the Company’s cash expenditures or future requirements for capital expenditure or contractual commitments; they do not reflect changes in, or cash requirements for, the Company’s working capital needs; they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements; and they are not adjusted for all non-cash income or expense items that are reflected in the Company’s statements of cash flows.

Cautionary Statements
This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding the Company's three-point growth strategy, future revenue, earnings, RevPAR, EBITDA and adjusted EBITDA, statement of operations and cash flow outlook, investment plans, debt refinancings, asset acquisitions, leases and sales, entry into third-party management contracts, operating synergies and revenue opportunities, operating systems, and benefits of the Company’s brand and similar matters that are not historical facts and therefore involve risks and uncertainties. These statements are based on management’s current expectations and beliefs regarding future developments, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results, performance and achievements to differ from those express or implied in the forward-looking statements include, but are not limited to, those mentioned in the news release and oral presentations, our ability to execute and achieve our three-point growth strategy, future effects, if any, on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize expected hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing any future asset acquisitions, leases, sales and third-party management contracts, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to obtain bank agreement to any future requested loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, possible challenges to the Company’s ownership of its brands, the Company’s reliance on technology systems and its development of new technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments (including the evolving political situation in Ukraine and Brazil, in the United Kingdom in respect of its withdrawal from the European Union and in the United States in respect of its evolving immigration, tax and trade policies, and the resulting impact of these situations on local and global economies, exchange rates and on current and future demand), the threat or current transmission of epidemics, infectious diseases, and viruses, such as the Zika virus which may affect demand in Latin America, including the Caribbean, and elsewhere, and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors that could cause management’s current expectations and beliefs not to be realized is included in the filings by the Company with the U.S. Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.

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